Exhibit 15

August 2, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 2, 2007 on our review of interim financial information of Unit Corporation for the three and six month periods ended June 30, 2007 and 2006 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007 is incorporated by reference in its registration statements on Form S-8 (File No.’s 33-19652, 33-44103, 33-49724, 33-64323, 33-53542, 333-38166, 333-39584, 333-135194 and 333-137857) and Form S-3 (File No.’s 333-104165, 333-83551, 333-99979 and 333-128213).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP